FOR IMMEDIATE RELEASE

Valassis Announces Results for the Third Quarter Ended Sept. 30, 2011

Reduces 2011 Outlook; Diluted Earnings per Share Increases 11.5%

Livonia, Mich., Oct. 26, 2011: Valassis (NYSE: VCI) today announced the following financial results for the third quarter ended Sept. 30, 2011:

•

Revenues were $528.4 million, a decrease of 7.7% compared to $572.4 million for the prior year quarter due to the negative impact of the macroeconomic climate on client advertising budgets; the previously announced anticipated shortfall in Run-of-Press (ROP) revenue within the Neighborhood Targeted segment; and the negative impact of the increased costs of high coupon redemption on annual consumer promotion budgets. This has resulted in reduced consumer packaged goods (CPG) programs across our various business segments.

•	Diluted earnings per share (EPS) was $0.58, an increase of 11.5% from $0.52 for the prior year quarter.

•	Net earnings were $27.5 million, an increase of 1.9% from $27.0 million for the prior year quarter.

•	Adjusted EBITDA* was $69.8 million, a decrease of 12.5% compared to $79.8 million for the prior year quarter driven primarily by the decline in revenue.

•	Diluted cash EPS* was $0.79, a decrease of 3.7% compared to $0.82 for the prior year quarter.

“The combined effect of the economy and increasing coupon redemptions are prematurely exhausting annual consumer promotion budgets in the second half of 2011,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. “We believe marketers will expand their consumer promotion budgets in 2012 to accommodate the increasing redemptions as they have in the past. We are also counseling clients to proactively manage redemption costs by controlling the variables we know influence redemptions such as coupon face values, coupon durations and multiple purchase requirements.”

Some additional highlights include:

•

Selling, General and Administrative (SG&A) Costs: Third-quarter 2011 SG&A costs were $80.5 million, which included $2.2 million in non-cash stock-based compensation expense. This represents a decrease of 12.3% compared to third quarter 2010 SG&A costs of $91.8 million, which included $8.6 million in non-cash stock-based compensation expense.

•	Capital Expenditures: Capital expenditures were $6.5 million for the third quarter and $18.1 million year to date.

•

Liquidity: Total cash was $91.0 million at Sept. 30, 2011, a decrease of $28.0 million from June 30, 2011 due to share repurchases of $50.0 million; offset, in part, by cash generated from operations of $32.2 million in the quarter.

•

Stock Repurchases: During the quarter, we repurchased $50.0 million, or 2.1 million shares, of our common stock at an average price of $23.86 per share under the stock repurchase program. Year to date, we have repurchased $155.8 million, or 5.9 million shares of our common stock. We currently have 4.5 million shares authorized by our Board of Directors in our stock repurchase program. The stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

Outlook

Global economic uncertainty has resulted in a combination of factors that have negatively affected our business including: a decline in client advertising budgets, the aforementioned high coupon redemption and subsequent reduction in programs as CPG manufacturers have prematurely exhausted annual consumer promotion budgets.

Based on our current outlook, we have revised our full-year 2011 guidance as follows:

•	adjusted EBITDA* to be $315.1 million, compared to our previous adjusted EBITDA* guidance of approximately $355 million;

•	diluted EPS to be $2.33, compared to our previous guidance of $2.76;

•	adjusted diluted EPS* to be $2.56 (excludes the effect of loss on extinguishment of debt and related charges);

VCI 3Q11 Earnings

•

diluted cash EPS* to be approximately $3.56 (calculated using estimated 2011 full-year weighted average diluted shares of 49.3 million based on shares outstanding at Sept. 30, 2011), compared to the previous guidance of $3.71 (calculated using the estimated weighted average diluted shares of 53.1 million based on shares outstanding at Dec. 15, 2010); and

•	2011 annual capital expenditures to be approximately $27 million, compared to our previous guidance of $30 million.

We expect to discuss 2012 annual guidance in December 2011.

Business Segment Discussion

•

Shared Mail: Revenues for the third quarter of 2011 were $330.5 million, an increase of 1.3% compared to the prior year quarter. Segment profit for the quarter was $46.2 million, an increase of 17.6% compared to the prior year quarter. The improvement in segment profit was driven primarily by an increase in revenue per package attributed to our pricing initiative and ongoing cost containment efforts.

•

Neighborhood Targeted: Revenues for the third quarter of 2011 were $76.9 million, a decrease of 32.5% compared to the prior year quarter. Revenue results for this segment were primarily due to a $25.0 million decrease in ROP revenue as well as the aforementioned reduction in CPG programs. Segment profit for the quarter was $0.4 million, a decrease of 94.4% compared to the prior year quarter. Segment profit was negatively impacted by margin pressure associated with a changing client mix and the aforementioned revenue shortfall.

•

Free-standing Inserts (FSI): Revenues for the third quarter of 2011 were $73.5 million, a decrease of 17.6% compared to the prior year quarter due to the aforementioned reduction in CPG programs. Industry volume decreased by approximately 10%. Segment profit for the quarter was a loss of $0.8 million, a decrease of 116.3% compared to the prior year quarter.

•

International, Digital Media & Services (IDMS): Revenues for the third quarter of 2011 were $47.5 million, an increase of 10.2% compared to the prior year quarter. Segment revenue results were driven by strong growth in our coupon clearing business despite lower than expected revenue in our new business initiatives. Segment profit for the quarter was $3.2 million, a decrease of 28.9% compared to the prior year quarter. Segment profit results were negatively impacted by the aforementioned reduction in CPG programs, but partially offset by a substantial increase in profitability in our coupon clearing and analytics business, NCH Marketing Services, Inc.

Segment Results Summary

	Quarter Ended Sept. 30,
Segment Revenues ($ in millions)	2011	2010	% Change
Shared Mail	$330.5	$326.1	1.3%
Neighborhood Targeted	$76.9	$114.0	-32.5%
Free-standing Inserts	$73.5	$89.2	-17.6%
International, Digital Media & Services	$47.5	$43.1	10.2%
Total Segment Revenues	$528.4	$572.4	-7.7%

	Quarter Ended Sept. 30,
Segment Profit ($ in millions)	2011	2010	% Change
Shared Mail	$46.2	$39.3	17.6%
Neighborhood Targeted	$0.4	$7.2	-94.4%
Free-standing Inserts	($0.8)	$4.9	-116.3%
International, Digital Media & Services	$3.2	$4.5	-28.9%
Total Segment Profit	$49.0	$55.9	-12.3%

VCI 3Q11 Earnings

Conference Call Information

We will hold an investor call today to discuss our third-quarter 2011 results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4467760). The call will be simulcast on our website at http://www.valassis.com. This earnings release, together with the webcast and a transcript of the conference call, will be archived on our website under “Investor.”

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, depreciation, amortization, stock-based compensation expense, and News America litigation settlement proceeds, net of related payments. We define diluted cash EPS as net earnings per common share, diluted, plus the per-share effect of depreciation, amortization, stock-based compensation expense and loss on extinguishment of debt, net of tax, less the per-share effect of capital expenditures. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect of loss on extinguishment of debt and related charges, net of tax. Adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

VCI 3Q11 Earnings

Reconciliation of Full-year 2011 Adjusted EBITDA Guidance to Full-year 2011 Net Earnings Guidance(1):

Full-year 2011 Guidance ($ in millions)
Net Earnings	$114.8

plus: Interest expense, net	36.8
Income taxes	72.9
Depreciation and amortization	60.7
Loss on extinguishment of debt	16.3
less: Other non-cash income	(2.0)

EBITDA	$299.5

plus: Stock-based compensation expense	15.6

Adjusted EBITDA	$315.1

(1)

Due to the forward-looking nature of adjusted EBITDA, information necessary to reconcile adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Full-year 2011 Adjusted Diluted EPS and Diluted Cash EPS Guidance to Full-year 2011 Diluted EPS Guidance:

	Full-year 2011 Guidance
Net Earnings (in millions)	$114.8

Diluted EPS	$2.33	(2)
Loss on extinguishment of debt and related charges, net of tax	.23

Adjusted diluted EPS	$2.56

plus effect of:
Depreciation	0.97
Amortization	0.26
Stock-based compensation expense	0.32

less effect of:
Capital expenditures	(0.55)

Diluted Cash EPS	$3.56

Shares Outstanding (in thousands) (3)	49,347

(2)

Includes the effect of $8.2 million in costs, net of tax, related to the extinguishment of our 8 1/4% Senior Notes due 2015 during the first quarter of 2011, and $3.4 million in costs, net of tax, related to the refinancing of our senior secured credit facility.

(3)

Represents full-year 2011 estimated weighted average diluted shares based on shares outstanding as of September 30, 2011 and does not include the effect of any share repurchases, option exercises or changes in dilution caused by movement in the stock price, in each case, subsequent to such date.

Reconciliation of Diluted Cash EPS to Diluted EPS:

	Three Months Ended
	Sept. 30, 2011	Sept. 30, 2010
Net Earnings (in millions)	$27.5	$27.0

Diluted EPS	$0.58	$0.52

plus effect of:
Depreciation and amortization	0.30	0.29
Stock-based compensation expense	0.05	0.17

less effect of:
Capital expenditures	(0.14)	(0.16)

Diluted Cash EPS	$0.79	$0.82

Shares Outstanding (in thousands)	47,766	51,995

VCI 3Q11 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

(dollars in thousands)

Unaudited

	Three Months Ended
	September 30,
	2011	2010
Net Earnings - GAAP	$27,494	$26,979

plus: Income taxes	17,255	17,106
Interest expense, net	8,094	13,975
Depreciation and amortization	14,366	15,256
less: Other non-cash income, net	346	(2,120)

EBITDA	$67,555	$71,196

Stock-based compensation expense	2,197	8,589

Adjusted EBITDA	$69,752	$79,785

Income taxes	(17,255)	(17,106)
Interest expense, net	(8,094)	(13,975)
Changes in operating assets and liabilities	(12,238)	(60,403)

Cash Flows from Operating Activities	$32,165	$(11,699)

	Nine Months Ended
	September 30,
	2011	2010
Net Earnings - GAAP	$79,157	$360,612

plus: Income taxes	50,391	227,303
Interest expense, net	29,334	51,574
Loss on extinguishment of debt	16,318	23,873
Depreciation and amortization	45,487	45,919
less: Other non-cash income, net	(1,966)	(4,471)

EBITDA	$218,721	$704,810

Stock-based compensation expense	6,564	22,371
Litigation proceeds, net of related payments	—	(490,085)

Adjusted EBITDA	$225,285	$237,096

Income taxes	(50,391)	(227,303)
Interest expense, net	(29,334)	(51,574)
Litigation proceeds, net of related payments	—	490,085
Changes in operating assets and liabilities	(22,362)	(26,097)

Cash Flows from Operating Activities	$123,198	$422,207

VCI 3Q11 Earnings

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 3Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Condensed Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	Sept. 30,	Dec. 31,
	2011	2010
Assets
Current assets:

Cash and cash equivalents	$91,034	$245,935
Accounts receivable	407,286	459,952
Inventories	36,135	41,987
Prepaid expenses and other	63,408	38,657

Total current assets	597,863	786,531

Property, plant and equipment, net	157,000	175,567

Goodwill and other intangible assets, net	860,821	870,288

Other assets	16,764	13,272

Total assets	$1,632,448	$1,845,658

More tables to follow . . .

VCI 3Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Condensed Consolidated Balance Sheets, Continued

(dollars in thousands)

Unaudited

	Sept. 30,	Dec. 31,
	2011	2010
Liabilities and Stockholders’ Equity
Current liabilities:

Current portion, long-term debt	$15,000	$7,058
Accounts payable and accrued expenses	388,703	429,214
Progress billings	52,608	53,001

Total current liabilities	456,311	489,273

Long-term debt	591,310	699,169
Other liabilities	39,738	49,568
Deferred income taxes	78,258	78,764

Stockholders’ equity:

Common stock	654	653
Additional paid-in capital	125,507	124,988
Retained earnings	987,293	908,136
Treasury stock	(649,407)	(508,192)
Accumulated other comprehensive income	2,784	3,299

Total stockholders’ equity	466,831	528,884

Total liabilities and stockholders’ equity	$1,632,448	$1,845,658

More tables to follow . . .

VCI 3Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Quarter Ended
	Sept. 30,		%
	2011	2010	Change
Revenues	$528,391	$572,406	- 7.7%

Costs and expenses:
Costs of sales	395,728	421,510	- 6.1%
Selling, general and administrative	80,520	91,800	- 12.3%
Amortization	3,156	3,156	+ 0.0%

Total costs and expenses	479,404	516,466	- 7.2%

Operating income	48,987	55,940	- 12.4%

Other expenses and income:
Interest expense	8,148	14,091	- 42.2%
Interest income	(54)	(116)	- 53.4%
Other income	(3,856)	(2,120)	+ 81.9%

Total other expenses and income	4,238	11,855	- 64.3%

Earnings before income taxes	44,749	44,085	+ 1.5%

Income taxes	17,255	17,106	+ 0.9%

Net earnings	$27,494	$26,979	+ 1.9%

Net earnings per common share, diluted	$0.58	$0.52	+ 11.5%

Weighted average shares outstanding, diluted	47,766	51,995	- 8.1%

Supplementary Data
Amortization	$3,156	$3,156
Depreciation	11,210	12,100
Capital expenditures	6,501	8,046

More tables to follow . . .

VCI 3Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Nine Months Ended Sept. 30,		%
	2011	2010	Change
Revenues	$1,640,622	$1,702,358	-3.6%
Costs and expenses:
Costs of sales	1,222,345	1,248,664	-2.1%
Selling, general and administrative	239,778	275,421	-12.9%
Amortization	9,467	9,467	+0.0%

Total costs and expenses	1,471,590	1,533,552	-4.0%
Gain from litigation settlement	—	490,085	-100.0%

Operating income	169,032	658,891	-74.3%

Other expenses and income:
Interest expense	29,649	52,084	-43.1%
Interest income	(315)	(510)	-38.2%
Loss on extinguishment of debt	16,318	23,873	-31.6%
Other income	(6,168)	(4,471)	+38.0%

Total other expenses and income	39,484	70,976	-44.4%

Earnings before income taxes	129,548	587,915	-78.0%
Income taxes	50,391	227,303	-77.8%

Net earnings	$79,157	$360,612	-78.0%

Net earnings per common share, diluted	$1.58	$6.93	-77.2%
Weighted average shares outstanding, diluted	50,089	52,033	-3.7%
Supplementary Data
Amortization	$9,467	$9,467
Depreciation	36,020	36,452
Capital expenditures	18,127	16,447

###